EXHIBIT 3.3


                     HEALTH AND RETIREMENT PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY


         HEALTH AND RETIREMENT PROPERTIES TRUST, a Maryland real estate investment trust, having its principal office in Baltimore City, Maryland (hereinafter called the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority expressly vested in the Board of Trustees by Article VI, Section 6.1 of the Declaration of Trust of the Trust, as amended and restated on July 1, 1994 (the "Declaration"), the Board of Trustees has duly reclassified 1,000,000 unissued Preferred Shares, par value $.01 per share, of the Trust (from among the 50,000,000 Preferred Shares, par value $.01 per share, of the Trust which are authorized) into 1,000,000 Junior Participating Preferred Shares, par value $.01 per share, of the Trust.

         SECOND: The terms (including preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) of the Junior Participating Preferred Shares, par value $.01 per share, are as follows:

         1. Designation and Amount. The shares of such series shall be designated as "Junior Participating Preferred Shares" and the number of shares constituting such series shall be 1,000,000.

         2.  Dividends and Distributions.

                  (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Junior Par ticipating Preferred Shares with respect to dividends (if any), the holders of Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Junior Participating Preferred Share or fraction thereof, in an amount per share (rounded to the nearest cent) equal to the greater of (X) $5 or (Y) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all

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                                        2

         cash dividends, plus 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in Common Shares of beneficial interest, par value $.01 per share, of the Trust (the "Common Shares") or a subdivision of the outstanding Common Shares (by re classification or otherwise), declared on the Common Shares, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first
         Quarterly Dividend Payment Date, since the first issu ance of any Junior Participating Preferred Share or fraction thereof. In the event the Trust shall at any time after October 17, 1994 (the "Rights Declaration Date") (i) declare any dividend on Common Shares pay able in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of shares of Junior Participating Preferred Shares were entitled immediately prior to such event under clause (Y) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immedi ately prior to such event.

                  (b) The Board shall declare a dividend or distri bution on the Junior Participating Preferred Shares as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $5 per share on the Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumu lative on outstanding Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Junior Partici pating Preferred Shares unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the
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                                       3


         date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not less than 10 and not more than 60 days prior to the date fixed for the payment thereof.

         3. Voting Rights. The holders of Junior Participating Preferred Shares shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each Junior Participating Pre ferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the share holders of the Trust. In the event that the Board shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Junior Participating Preferred Shares were entitled immediate ly prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein or by law, the holders of Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Trust.


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                                        4

              (c) (i) If at any time dividends on any Junior Participating Preferred Shares shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occur rence of such contingency shall mark the beginning of a period (a "Default Period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Junior Participating Preferred Shares then outstanding shall have been declared and paid or set apart for pay ment. During each Default Period, all holders of Preferred Shares (including holders of the Junior Participating Pre ferred Shares) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, ir respective of series, shall have the right to elect two (2) Trustees.

                  (ii) During any Default Period, such voting right of the holders of Junior Participating Preferred Shares may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at an annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Shares, if any, to increase, in certain cases, the authorized number of Trustees shall be exercised unless the holders of ten percent (10%) in number of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not af fect the exercise by the holders of Preferred Shares of such voting right. At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing Default Period, they shall have the right, voting as a class, to elect Trustees to fill up to two (2) vacancies, if any, in the Board or, if such right is exercised at an annual meeting, to elect two (2) Trustees. The holders of Preferred Shares shall have the right to make such increase in the number of Trustees as shall be necessary to permit the election by them at any special meeting of two

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                                        5

                           (2) Trustees. After the holders of Preferred Shares shall have exercised their right to elect Trustees in any Default Period and during the continuance of such period, the number of Trustees shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Junior Participating Preferred Shares, if any.

                  (iii) Unless the holders of Preferred Shares shall, during an existing Default Period, have previ ously exercised their right to elect Trustees, the Board may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the Board or the Chief Executive Officer of the Trust. The Secretary of the Trust shall give notice of such meeting and of any annual meet ing at which holders of Preferred Shares are entitled to vote pursuant to this paragraph (c)(iii) to each holder of record of Preferred Shares by mailing a copy of such notice to him at his last address as the same appears on the books of the Trust. Such meeting shall be called for a time not earlier than fifteen (15) days and not later than sixty (60) days after such order or request. If such meeting is not called within sixty
                           (60) days after such order or request, such meeting may be called on simi lar notice by any shareholder or shareholders owning in the aggregate not less than ten per cent (10%) of the total number of Preferred Shares outstanding. Notwithstanding the provi sions of this paragraph (c)(iii), no such spe cial meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders.

                  (iv) In any Default Period, the holders of Common Shares, and (if applicable) other classes of Shares of beneficial interest of the Trust (all Trust shares being referred to as "Shares"), shall continue to be entitled to elect the

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                                       6

                           whole number of Trustees until the holders of Preferred Shares shall have exercised their rights to elect two (2) Trustees voting as a class, after the exercise of which right, (X) the Trustees so elected by the holders of Pre ferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the Default Period, and (Y) any vacancy in the Board shall (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining Trustees thereto fore elected by the holders of the class or classes of Shares which elected the Trustee whose office shall have become vacant. Refer ences in this paragraph (c) to Trustees elected by the holders of a particular class of Shares shall include Trustees elected by such Trustees to fill vacancies as provided in clause (Y) of the foregoing sentence.

                  (v)      Immediately  upon the expiration of a Default Period,
                           (X) the right of the holders of Pre ferred Shares as a class to elect Trustees shall cease, (Y) the term of any Trustees elected by the holders of Preferred Shares as a class shall terminate, and (Z) the number of Trustees shall be such number as may be provid ed for in the Declaration, any Article Supple mentary or the By-Laws of the Trust, irrespec tive of any increase made pursuant to the pro visions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law, or in the Declaration, any Article Supplementary or the By-Laws of the Trust). Any vacancies in the Board effected by the provisions of clauses (Y) and (Z) in the preceding sentence may be filled by a majority of the remaining Trustees.

                  (d) Except as set forth herein, holders of Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any trust action.

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                                        7

         4.  Certain Restrictions.

                  (a) Whenever quarterly dividends or other divi dends or distributions payable on the Junior Partici pating Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Junior Participating Preferred Shares outstanding shall have been paid in full, the Trust shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Shares;

                  (ii) declare or pay dividends on or make any other distributions on any Shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Participating Preferred Shares except dividends paid ratably on the Junior Participating Pre ferred Shares and all such parity Shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such Shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration Shares ranking on a parity (ei ther as to dividends or upon liquidation, dis solution or winding up) with the Junior Partic ipating Preferred Shares provided that the Trust may at any time redeem, purchase or oth erwise acquire any such parity Shares in ex change for any Shares ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Participating Pre ferred Shares;

                  (iv) purchase or otherwise acquire for consideration any Junior Participating Preferred Shares, or any Shares ranking on a parity with the Junior Participating Preferred Shares, except pursuant to Section 8 or in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences

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                                        8


                           of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Trust shall not permit any subsidiary of the Trust to purchase or otherwise acquire for con sideration any Shares of the Trust unless the Trust could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any Junior Participating Preferred Shares, purchased or otherwise acquired by the Trust in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein.

         6.  Liquidation, Dissolution or Winding Up.

                  (a) Upon any liquidation (voluntary or other wise), dissolution or winding up of the Trust, no dis tribution shall be made to the holders of Shares rank ing junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Participating Preferred Shares, unless, prior thereto, the holders of Junior Participating Preferred Shares shall have re ceived $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of Junior Participating Preferred Shares, unless, prior thereto, the holders of Common Shares shall have re ceived an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to re flect such events as stock splits, stock dividends and recapitalization with respect to the Common Shares) (such number in clause (ii) immediately above being referred to as the "Adjustment Number"). Subject to the rights of any other series of Preferred Shares then outstanding, if any, following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of

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                                        9

         Junior Participating Preferred Shares and Common Shares, respectively, holders of Junior Participating Preferred Shares and holders of shares of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Junior Participating Preferred Shares and Common Shares, on a per Share basis, respectively.

                  (b) In the  event,  however,  that  there  are not  sufficient assets available to permit payment in full of the Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Junior Participat ing Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity Shares (including the Junior Participating Preferred Shares) in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment after satisfaction of the liquidation preferences of all series of Preferred Shares, if any, then such remaining assets shall be distributed ratably to the holders of Common Shares.

                  (c) In the event the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of shares of Common Shares that were outstanding immediately prior to such event.

         7. Consolidation, Merger, etc. In case the Trust shall enter into any consolidation, merger, combination or other trans action in which the Common Shares are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of shares, securities, cash or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Trust shall at any time after the

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                                       10

Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

         8. Redemption. The Junior Participating Preferred Shares shall not be redeemable.

         9. Ranking. The Junior Participating Preferred Shares shall rank junior to all other series of the Trust's Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide other wise.

         10. Amendment. At such time as Junior Participating Pre ferred Shares are outstanding, the Declaration shall not be amended, nor shall an Article Supplemental of the Trust be filed or amended, in any manner which would materially alter or change the powers, preferences or special rights of the Junior Partici pating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Junior Participating Preferred Shares voting sepa rately as a class.

         11. Fractional Shares. Junior Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of a holder of Junior participating Preferred Shares.

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                                       11

         IN WITNESS WHEREOF, HEALTH AND RETIREMENT PROPERTIES TRUST has caused these Articles Supplementary to be signed in its name and on its behalf by a majority of its entire Board of Trustees and witnessed by its Secretary on November 4, 1994.


WITNESS:                                  HEALTH AND RETIREMENT
                                          PROPERTIES TRUST



/s/ David J. Hegarty                      By: /s/ John L. Harrington
David J. Hegarty                              John L. Harrington
Secretary                                     Trustee


                                          By:____________________________
                                             Arthur G. Koumantzelis
                                             Trustee


                                          By:/s/ Rev. Justinian Manning, C.P.
                                             Rev. Justinian Manning, C.P.
                                             Trustee


                                          By:/s/ Gerard M. Martin
                                             Gerard M. Martin
                                             Trustee


                                          By:/s/ Barry M. Portnoy
                                             Barry M. Portnoy
                                             Trustee



         THE UNDERSIGNED, Vice President of HEALTH AND RETIREMENT PROPER TIES TRUST, with respect to the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust, the foregoing Articles Supplementary to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          /s/ David J. Hegarty
                                          David J. Hegarty
                                          Vice President